Exhibit 10.2
AMENDMENT NO 2 TO EMPLOYMENT AGREEMENT
     This Amendment No. 2 (“Amendment”) is made as of September 10, 2009 to the Employment Agreement (“Agreement”) dated as of the 12th day of December 2007, as amended October 7, 2008, between Alkermes, Inc., a Pennsylvania corporation (the “Company”), and Richard F. Pops (“Executive”).
     WHEREAS, the Company and Executive have entered into the Agreement and now wish to amend certain terms of the Agreement pursuant to this Amendment (capitalized terms used but not defined herein shall have the meaning set forth in the Agreement);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Section 1 of the Agreement shall be deleted in its entirety and replaced with a new Section 1 which shall read as follows: “The term of this Agreement shall extend from December 12, 2007 (the “Commencement Date”) until this Agreement is earlier terminated by either the Executive or the Company pursuant to Paragraph 4. The term of this Agreement may be referred to herein as the “Period of Employment.””
     2. Section 2 of the Agreement shall be deleted in its entirety and replaced with a new Section 2 which shall read as follows: “Commencing September 10, 2009, Executive shall serve as the Chief Executive Officer, President and Chairman of the Board of Directors of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company, be responsible for oversight of strategic issues affecting the Company and maintaining key relationships in the industry and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with Executive’s position or other positions that he may hold from time to time.”
     3. Section 3(a) of the Agreement shall be deleted in its entirety and replaced with a new Section 3(a) which shall read as follows: “During the Period of Employment, Executive’s annual base salary shall be his annual base salary on the Commencement Date. Executive’s base salary shall be redetermined annually by the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in substantially equal bi-weekly installments.”
     4. Section 3(b) of the Agreement shall be deleted in its entirety and replaced with a new Section 3(b) which shall read as follows: “Executive shall be eligible to receive cash incentive compensation as determined by the Compensation Committee from time to time, and shall also be eligible, as determined by the Compensation Committee, to participate in such incentive compensation plans as the Compensation Committee shall establish from time to time.”

     5. Section 4(b) of the Agreement shall be deleted in its entirety and replaced with a new Section 4(b) which shall read as follows: “If Executive is prevented from performing his duties hereunder by reason of any physical or mental incapacity that results in Executive’s satisfaction of all requirements necessary to receive benefits under the Company’s long-term disability plan due to a total disability, then, to the extent permitted by law, the Company may remove Executive from his responsibilities. Nothing in this Subparagraph 4(b) shall be construed to waive Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.”
     6. Section 5(b)(i) of the Agreement shall be deleted in its entirety and replaced with a new Section 5(b)(i) which shall read as follows: “Company shall pay Executive an amount equal to two (2) times the sum of (A) the Executive’s Base Salary, plus (B) Executive’s Average Incentive Compensation (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal bi-weekly installments over twenty-four (24) months, in arrears beginning on the first payroll date that occurs after thirty-five (35) days from the Date of Termination. Solely for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each bi-weekly payment is considered a separate payment. For purposes of this Agreement, “Average Incentive Compensation” shall mean the average of the annual cash incentive compensation under Subparagraph 3(b) received by Executive for the two (2) immediately preceding fiscal years. In no event shall “Average Incentive Compensation” include any sign-on bonus, retention bonus or any other special bonus. Notwithstanding the foregoing, if Executive breaches any of the provisions contained in Paragraph 7 of this Agreement, all payments of the Severance Amount shall immediately cease.”
     7. Except as specifically amended herein, all provisions of the Agreement shall remain in full force and effect in accordance with their terms.
     IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.

ALKERMES, INC.

By:	/s/ Kathryn L. Biberstein
Its:	Senior Vice President

/s/ Richard F. Pops

Richard F. Pops

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